Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Kinetic Concepts, Inc. for the registration of $205,000,000 of Kinetic Concepts, Inc. Senior Subordinated Notes due 2013 and to the use therein of our report dated February 7, 2003, with respect to the consolidated financial statements and schedules of Kinetic Concepts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
September 22, 2003